Exhibit 3.12

AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

30 WEST PERSHING, LLC

The undersigned, 30 West Pershing, LLC, a Missouri limited liability company (the “Company”), for the purpose of amending and restating the Articles of Organization of the Company in their entirety, in accordance with the Missouri Limited Liability Company Act (the “Act”), does hereby make and execute these Amended and Restated Articles of Organization and does hereby certify that:

I. The name of the Company is 30 West Pershing, LLC. The original Articles of Organization of the Company were filed with the Secretary of State of the State of Missouri on April 23, 2002. An Amendment of Articles of Organization was filed with the Secretary of State on March 29, 2004, which was further amended on August 27, 2004, July 21, 2005 and June 29, 2009.

II. The Amended and Restated Articles of Organization set forth below were adopted by the managers and the sole member of the Company on June 7, 2010.

III. The Articles of Organization of the Company are hereby amended and restated by deleting the current Articles of Organization of the Company, as amended, in their entirety and inserting in lieu thereof, the following Amended and Restated Articles of Organization:

ARTICLE I

The name of the Limited Liability Company is 30 West Pershing, LLC (the “Company”).

ARTICLE II

The duration of the Company shall be perpetual, unless it is dissolved or terminated pursuant to the Operating Agreement or the Act.

ARTICLE III

The Company’s business and purpose shall consist of the acquisition, investment, ownership, lease, operation and management of real estate and such activities as are necessary, incidental or appropriate in connection therewith and any lawful act or activity for which limited liability companies may be organized.

In addition to the powers and privileges conferred upon the Company by law, by the Company’s Operating Agreement, and those incidental thereto, the Company shall possess and may exercise all the powers and privileges that are necessary or convenient to effect any or all of the purposes for which the Company is organized.

ARTICLE IV

The address of the Company’s registered office in the State of Missouri is 120 South Central Avenue, Clayton, Missouri 63105. The name of its registered agent at such address is CT Corporation System, Inc.

ARTICLE V

The management of the Company is vested in one or more managers as provided in the Company’s Operating Agreement.

ARTICLE VI

The name and address of the organizer of the Company are as follows:

P. Mitchell Woolery

c/o Kutak Rock LLP

444 W. 47th Street, Suite 200

Kansas City, Missouri 64112

ARTICLE VII

No member or manager, solely by reason of being a member or manager, or both, shall be liable, under a judgment, decree or order of a court, or in any manner, for a debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other member, manager, agent or employee of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Company’s Operating Agreement or the Act shall not be grounds for imposing liability on the members or any manager for the debts, obligations, or liabilities of the Company.

ARTICLE VIII

No member or manager shall have the authority to act on behalf of the Company unless the transaction, agreement or action with respect to which such member or manager is acting has been approved, or is otherwise authorized, in accordance with the Company’s Operating Agreement.

ARTICLE IX

The Company reserves the right to amend these Amended and Restated Articles of Organization in the manner now or hereafter permitted by the Act and the Company’s Operating Agreement, as amended, and all rights and powers conferred herein are granted subject to this reservation.

IN AFFIRMATION THEREOF, the undersigned states the facts stated above are true and has hereunto subscribed his name as of June 7, 2010.

/s/ Michael L. Hirons
Michael L. Hirons, Vice President

3